Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No: 52517PPL9

PRICING SUPPLEMENT NO. 337
Trade Date: August 26, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 99.99425% Initial Interest Rate: 3 month libor
Agent's Commission: .200%	     		   Telerate pg 3750
	                Posted on 8/26/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 8/28/98
(X) LIBOR (3 month)	 Maturity Date:   3/01/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.170%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  The 1st of March, June, September and
December, commencing on December 1, 1998 subject to modified following business day convention.

The aggregate principal amount of this offering is $250,000,000 and relates only to Pricing Supplement No. 337. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $16,162,204,288 Medium-Term Notes, Series E has been issued and an aggregate of $11,172,844,288 is outstanding.




Lehman Brothers Holdings



						By:________________________
						Name: Marc A. Silverman
						Title: Treasurer